Exhibit 11 (a)



IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 11(a) - COMPUTATION OF EARNINGS PER SHARE


Year Ended December 31,                 1996        1995        1994
                                       -----       -----       -----

PRIMARY SHARES OUTSTANDING:

Average number of shares outstanding   11,358,121  11,279,870  11,547,034
Assumed exercise of stock options         251,535     206,386     219,178
                                       ----------- ----------- -----------
Total shares (Note 2)                  11,609,656  11,486,256  11,766,212
                                      =========== =========== ===========

NET INCOME                            $22,428,337 $20,083,202 $18,215,539
                                      =========== =========== ===========

PRIMARY EARNINGS PER SHARE (Note 2)         $1.93       $1.75       $1.55
                                            =====       =====       =====

FULLY DILUTED SHARES OUTSTANDING:

Average number of shares outstanding   11,358,121  11,279,870  11,547,034
Assumed exercise of stock options
(Note 1)                                  298,210     232,940     234,606
                                      ----------- ----------- -----------
Total shares (Note 2)                  11,656,331  11,512,810  11,781,640
                                      =========== =========== ===========


NET INCOME                            $22,428,337 $20,083,202 $18,215,539
                                      =========== =========== ===========

FULLY DILUTED EARNINGS PER SHARE (Note 2)   $1.92       $1.74       $1.55
                                            =====       =====       =====



(1) The dilutive effect of stock options is based on the Treasury Stock method using the higher of the average market price for the year or the year-end market price.

(2)  Adjusted for the two-for-one stock split on December 30,
1996

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